BY-LAWS
OF
WINNEBAGO INDUSTRIES, INC.

AS AMENDED

ARTICLE I

OFFICES

The principal office of the Corporation in the State of Iowa, shall be located in the City of Forest City, County of Hancock, State of Iowa.

The Corporation may have such other offices, either within or without of the State of Iowa, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

ARTICLE II

SHAREHOLDERS

Section 2.1. Annual Meeting. The Annual Meeting of the Shareholders shall be held on a date in the month of January of each year, or such other month as may be designated by the Board of Directors, commencing with the January, 1999 meeting, to be annually set by the Board of Directors with written notice thereof to be given not less than ten (10) days prior thereto by the Secretary, to be held in Forest City, Iowa, at such place as may be designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

Section 2.2. Notice of Shareholder Business and Nominations. (a) (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Corporation 's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any shareholder of the Corporation who (a) was a shareholder of record at the time of giving of notice provided for in this By-Law, (b) is entitled to vote at the meeting and (c) who complies with the notice procedures set forth in this By-Law as to such nomination or business; clause (iii) of this paragraph (a) (l ) of this By-Law shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and included in the Corporation's notice of meeting) before an annual meeting of shareholders.
(2) (i) Without qualification, for nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)( I ) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting except in the case of candidates recommended by shareholders of more than 5% of the Corporation 's Common Stock who may also submit recommendations for nominations to the Corporation's Nominating and Governance Committee in accordance with the procedures in clause (ii) of paragraph (a)(2) of this By-Law; provided however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. To be in proper form, such shareholder's notice (whether given pursuant to this paragraph (a)(2) of this By-Law or paragraph (b) of this By-Law shall set forth (a) as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such provision and the nominee were a director or executive officer of such registrant; (b) as to any business other than the nomination of a director or directors that the shareholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and (ii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner; (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner; (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of this By-Law a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder's immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (iii) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (d) a signed statement by the nominee agreeing that, if elected, such nominee will (i) represent all Corporation shareholders in accordance with applicable law and these By-Laws and (ii) comply with the Corporation's Code of Ethics and the Corporation's Director Nomination Policy. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such nominee. (ii) Shareholders or a group of shareholders who have owned more than 5% of the Corporation’s Common Stock for at least one year as of the date the recommendation was made may recommend nominees for director to the Nominating and Governance Committee, provided that written notice from the shareholder(s) must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than 120 days prior to the anniversary of the date the Corporation’s proxy statement was released to shareholders in connection with the previous year's annual meeting, except as otherwise provided in these By-Laws; provided, however, that in the event that the date of the annual meeting has been changed by more than 30 days from the date of the preceding year's annual meeting, notice by the shareholder must be received by the Secretary of the Corporation not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. To be in proper form, such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 under the Exchange Act and the rules and regulations promulgated thereunder (including (Y) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (Z) the written consent of the shareholder(s) recommending the nominee to being identified in the Corporation's proxy statement) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and beneficial owner(s), if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all infom1ation that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the shareholder(s) making the nomination and any beneficial owner(s) on whose behalf the nomination is made,. if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such provision and the nominee were a director or executive officer of such registrant; (b) as to the shareholder(s) giving the notice and the beneficial owner(s), if any on whose behalf the nomination or proposal is made (i) the name and address of such shareholder(s), as they appear on the Corporation's books, and of such beneficial owner(s), (ii)(A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder(s) and such beneficial owner(s) and information with respect to the holding period for such shares, (B) Derivative Instruments directly or indirectly owned beneficially by such shareholder(s) and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of this ByLaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder(s) that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder(s) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and; (G) any performance-related fees (other than an asset-based fee) that such shareholder(s) is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder's immediate family sharing the same household (which information shall be supplemented by such shareholder(s) and beneficial owner(s), if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (iii) any other information relating to such shareholder(s) and beneficial owner(s), if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (c) a signed statement by the nominee agreeing that, if elected, such nominee will (i) represent all Corporation shareholders in accordance with applicable law and these By-Laws and (ii) comply with the Corporation's Code of Ethics and the Corporation's Director Nomination Policy. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such nominee.
(3) (a) Notwithstanding anything in the second sentence of paragraph (a)(2)(i) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year 's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(b) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder's notice required by paragraph (a)(2)(i) of this By-Law with respect to any nomination shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.
(c)(l) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Articles of Incorporation of the Corporation (such articles, as they may be amended and/or restated from time to time being referred to herein as the "Articles of Incorporation") or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.
(2)For purposes of these By-Laws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(3)Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to clause (iii) of paragraph (a)(l) of this By-Law, paragraph (a)(2) of this By-Law or paragraph (b) of this By-Law. Nothing in this By-Law shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors if and to the extent provided for under law, the Articles of Incorporation or these By-Laws.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1. General Powers. The business and affairs of this Corporation shall be managed by its Board of Directors.

Section 3.2. Number, Tenure and Qualifications. The number of directors constituting the Board of Directors of the Corporation shall be not more than fifteen (15) and not less than three (3), the precise number to be determined by resolution of the Board of Directors from time to time. Effective with the election of the directors at the annual meeting of shareholders to be held in 2000, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the Board of Directors consisting of eight (8) members existing at the time of the annual meeting of shareholders to be held in 2000 to be classified as follows: Two directors to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001, three directors to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2002, and three directors to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2003, with the respective members of each class to hold office until their respective successors are elected and qualified. At each annual meeting of shareholders commencing with the annual meeting in 2001, the successors to the class of directors whose term then expires shall be elected to serve a three-year term and until their successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the terms of any incumbent director. Any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.

Section 3.3. Regular Meetings. The regular meeting of the Board of Directors shall be held without other notice than these By-Laws, immediately after, and at the same place as, the Annual Meeting of the Shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.

Section 3.4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chief Executive Officer, the President or any one director. The person or persons authorized to call special meetings of the Board of Directors may fix the time for holding any special meetings of the Board of Directors so called, but the place shall be the same as the regular meeting place unless another place is unanimously agreed upon at the time and ratified by appropriate resolution.

Section 3.5. Notice of Meetings. Notice of any special meeting of the Board of Directors shall be given at least five (5) days prior thereto by written notice delivered personally or mailed to each director at their home or business address, or by email. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with sufficient postage thereon prepaid. If notice be given by email, such notice shall be deemed to be delivered upon receipt of a delivery or read receipt; any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the expressed purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 3.6. Committees. The Board of Directors may, by resolution adopted by a majority of the whole board, designate from among its members an Executive Committee and one or more other committees. Any such committee, to the extent provided in the resolution, shall have and may exercise all the authority of the Board of Directors; provided, however, that no such committee shall have such authority in reference to any matter for which such authority is specifically reserved to the full Board of Directors by the terms of the Iowa Business Corporation Act, as amended. Each such committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE IV

OFFICERS

Section 4.1. Number. The officers of the Corporation shall be a Chief Executive Officer, President, Vice President, a Secretary and a Treasurer. Such other officers, assistant officers and acting officers as may be deemed necessary, may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person if so nominated and elected.

Section 4.2. Election and Term of Office. The officers of the Corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. The officers of the Corporation shall hold office until their successors are chosen and qualify or until their death or resignation. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors in office. Any vacancy occurring in any office in the Corporation shall be filled by the Board of Directors.

ARTICLE V

NON-CERTIFICATED STOCK

In accordance with Section 490.626 of Code of Iowa the Board of Directors of the Corporation is hereby authorized at its discretion to issue some or all of the shares of stock of any or all of its classes or series without certificates. Within any reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of the information required on certificates by Section 490.625, Subsections 2 and 3, and, if applicable Section 490.627, Code of Iowa. The rights and obligations of shareholders of the Corporation are identical whether or not their shares are represented by certificates.

ARTICLE VI

FISCAL YEAR

The fiscal year of this Corporation shall begin on the next day following the last Saturday in August of any year and end on the last Saturday in August of the succeeding year.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors.

Amended March 16, 2016